Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Keoni Wagner (808) 838-6778
Thursday, November 17, 2011		Keoni.Wagner@HawaiianAir.com

Hawaiian Adding Five More A330s by 2015

HONOLULU — Hawaiian Airlines today announced the next step in its long-range fleet renewal and expansion plan with the signing of a new firm order with Airbus to purchase five new A330-200 aircraft for delivery between 2013 and 2015, with purchase rights for an additional three A330s.

Mark Dunkerley, Hawaiian’s president and CEO, said, “Adding these additional A330-200s to our fleet over the next four years will support the continued expansion of our network and replacement of our current 767-300s. Our guests have responded enthusiastically to the cabin comfort and amenities of the A330-200, which, together with the superior service of our front line employees, offer the best airline experience for travelers to Hawaii.”

With these five new A330s on order, Hawaiian will be adding 13 new A330s to its fleet between 2013 and 2015. This is in addition to the five A330s Hawaiian currently has in service and four new A330s that will join the fleet in 2012. The company has financing commitments in place for all of its 2012 deliveries and two of its 2013 orders.

Hawaiian’s A330 deliveries between 2013 and 2015 will provide, in part, for the retirement of 10 Boeing 767-300 aircraft over approximately the same period as the company continues its progressive transition to a new fleet of A330s and A350XWB-800 (Extra Wide-Body) aircraft for its North America and international service. Hawaiian’s net fleet growth during this period will be three aircraft.

All of Hawaiian’s new A330s will carry 294 passengers in a two-class configuration — 30 more passengers per aircraft than its current fleet of 16 Boeing 767-300ER aircraft. The new A330s are more fuel-efficient than the B767s and have a longer operating range, giving Hawaiian the option to open new nonstop routes between Hawaii and points throughout all of North America and eastern Asia.

Hawaiian has used its growing fleet of new A330s to meet increased consumer demand for its services to Honolulu from Las Vegas, Los Angeles, San Francisco and Tokyo, and will also use A330 aircraft for its daily nonstop New York City-Honolulu service beginning June 5, 2012.

Introduction of the A330 into Hawaiian’s fleet has also fueled the expansion of its route network internationally. Within the past year, Hawaiian has launched three new routes between Honolulu and Asia — Tokyo (November 2010), Seoul (January 2011), and Osaka, Japan (July 2011). The company has also announced service to Fukuoka, Japan beginning in April 2012.

Additional new services are expected to be announced in the coming months.

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The next-generation, longer-range A350s will further strengthen Hawaiian’s capability to grow its route network internationally. Hawaiian’s A350s will seat more than 300 passengers in a two-class configuration and have a range of 8,300 nautical miles, enabling Hawaiian to fly nonstop between Hawaii and any viable tourism source market around the world.

About Hawaiian Airlines

Hawaiian has led all U.S. carriers in on-time performance for each of the past seven years (2004-2010) as reported by the U.S. Department of Transportation. In addition, consumer surveys by Condé Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian the top domestic airline offering flights to Hawaii. Hawaiian was also the nation’s highest-ranked carrier for service quality and performance in the prestigious Airline Quality Rating (AQR) study for 2008 and 2009.

Now in its 82nd year of continuous service in Hawaii, Hawaiian is the largest provider of passenger air service to Hawaii from the state’s primary visitor markets on the U.S. mainland. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities (10) than any other airline, as well as service to Japan, South Korea, the Philippines, Australia, American Samoa, and Tahiti. Hawaiian also provides approximately 150 daily jet flights between the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com. Follow updates on Twitter about Hawaiian (@HawaiianAir) and its special fare offers (@HawaiianFares), and become a fan on its Facebook page (Hawaiian Airlines).